UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2016

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-55497	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216

(Address of Principal Executive Office) (Zip Code)

(904) 652-1601

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 23, 2016, the Company filed a lawsuit against, Greentree Financial Group, Inc., the holder of two convertible notes. The suit alleges, amongst other things, that the officers and directors of Greentree that entered into the notes, failed to disclose that both had been charged by the United States Attorney for violating a federal statute in conspiring to defraud the Internal Revenue service relating to filing a false tax return and also failed to disclose that they pled guilty to the conspiracy charge. The allegations of the criminal complaint arise from stock the officers and directors received from another public company for services. Had the existence of any of these charges or the guilty plea been disclosed, the Company would never have provided the holder with any ability to convert loans into common stock, because of the propensity of convicted felons to violate the securities laws and harm the shareholders of the Company. The Company owes the principal and interest due under the notes and sought to pay principal and interest of the note which first came due but its offer was rejected.

Further, on May 24, 2016, the Company learned through a third party that the holder had filed suit against the Company on May 12 for default on one of notes, but had not notified the Company or its attorneys, nor served either the Company or its attorneys. The Company has been served as of the date of this report. As previously disclosed, the holder of the two convertible notes issued a notice of conversion to the Company for a portion of one of the notes. The conversion notice was determined to be invalid as was a conversion notice issued on the other note during the previous quarter. A difference of opinion has arisen between the holder and the Company as to the mechanics of conversion and the Company had been in discussions to resolve those differences. The suit alleges that the Company failed to issue shares on receipt of a conversion notice and has elected to accelerate that note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: May 25, 2016	By:	/s/ Adrian Goldfarb
Adrian Goldfarb Chief Financial Officer